Exhibit 99.2

XO Group Inc. Announces Appointment Of New Independent Director, Diane Irvine, To Board Of Directors

Former Chief Executive Officer and President of Blue Nile, Inc. with Extensive Public Board Experience Brings Business Leadership and Digital Marketplace Expertise to XO Group, Premier Life Stage Internet Company

NEW YORK, Nov. 6, 2014  -- XO Group Inc. (NYSE: XOXO, www.xogroupinc.com), the premier consumer internet and media company devoted to weddings, pregnancy and everything in between, today announced that Diane Irvine, former Chief Executive Officer and President of Blue Nile, Inc., has been appointed to the company's board of directors as an independent director and will serve as chairperson of the Compensation Committee. Irvine will be filling the vacancy created by Ira Carlin's departure from the board. With this transition, the board will consist of eight directors, six of whom are independent, and five of whom have joined the board in the last two years. Irvine will serve in the class of directors to be elected at the 2015 annual meeting.

Irvine currently serves on the Board of Directors of Yelp Inc., which connects people with local businesses, Rightside Group, Ltd., a leading provider of domain name services, and CafePress Inc., an e-commerce platform bringing buyers and sellers together for customized and personalized products.

From 2008 to 2011, Irvine served as Chief Executive Officer and President of Blue Nile, Inc., the leading online retailer of diamonds and fine jewelry. She joined Blue Nile as Chief Financial Officer in 1999 and also served on Blue Nile's Board of Directors from 2001 to 2011. Under Irvine's executive leadership, Blue Nile revolutionized the consumer experience for purchasing diamonds and jewelry, becoming the world leader and a highly regarded consumer brand. In her 12 years at Blue Nile, Irvine guided the business from its early days as a start-up to a publicly traded company with nearly $350 million in revenue.

Prior to Blue Nile, Irvine held various roles at Coopers & Lybrand LLP, an international accounting firm, in Chicagoand Seattle.  As a tax partner, Irvine served clients in a variety of industries, including oil & gas, transportation, manufacturing and retail.  She also served on the Board of Directors of Ticketmaster from 2008 to 2010. Irvine received a B.S. in Accounting from Illinois State University and a M.S. in Taxation from Golden Gate University.

"Diane is a respected business leader with experience building and growing successful digital companies and marketplaces," said Michael Steib, XO Group's CEO. "I am excited to welcome her to a board of directors that already brings substantial relevant expertise to our marketplace transformation and a commitment to world-class corporate governance."

"I'm excited to join a company that is number one in providing couples with the content and services to guide them through the most transformative events of their lives," said Irvine. "XO Group has made considerable progress in its creation of a digital marketplace, and I look forward to contributing to the company's continued growth."

"Diane's operational expertise and public company board experience will be invaluable to the success of XO Group and our stockholders," said David Liu, XO Group's Chairman and Co-Founder. "On behalf of the board, I would also like to express a deep appreciation to Ira Carlin for his dedication and service to XO Group over the past 8 years."

About XO Group Inc.

XO Group Inc. (NYSE: XOXO; http://www.xogroupinc.com) is the premier consumer internet and media company devoted to weddings, pregnancy and everything in between, providing young couples with the trusted information, products and advice they need to guide them through the most transformative events of their lives. Our family of premium brands began with the #1 wedding brand, The Knot, and has grown to include The Nest, The Bump and Ijie.com. XO Group is recognized by the industry for being innovative in media - from the web to mobile, magazines, books, and video. XO Group has leveraged its customer loyalty into successful businesses in online sponsorship and advertising, registry services, e-commerce and publishing. The company is publicly listed on the New York Stock Exchange (XOXO) and is headquartered in New York City.

Forward Looking Statements

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) we incurred losses for many years following our inception and may incur losses in the future, (iii) we may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) sales to sponsors or advertisers may be delayed or cancelled, (v) efforts to launch new technology and features may not generate significant new revenue or may reduce revenue from existing services, (vi) we may be unable to develop solutions that generate revenue from advertising delivered to mobile phones and wireless devices, (vii) the significant fluctuation to which our quarterly revenue and operating results are subject, (viii) the seasonality of the wedding industry, (ix) our e-commerce operations are dependent on Internet search engine rankings, and our ability to influence those rankings is limited, (x) the dependence of our registry services business on third parties, and (xi) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Contact:

Melissa Bach
Senior Public Relations Manager
(212) 515-3594
mbach@xogrp.com

Ivan Marmolejos
Investor Relations
(212) 219-8555 x1004
IR@xogrp.com